Exhibit 10.18

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

May 14, 2018

John R. Schroer, CFA

Re:	Employment Agreement

Dear John:

On behalf of Translate Bio, Inc. (“Translate Bio” or the “Company”), I am pleased to offer you the position of the Company’s Chief Financial Officer (“CFO”). The key provisions of this offer (the “Agreement”) is contingent upon full Board approval. Please note this offer is also contingent upon the successful completion of references and routine background checks and work authorization.

1. Position. As the Company’s CFO you will report to the Company’s Chief Executive Officer (“CEO”), working out of the company’s Lexington, Massachusetts office and traveling as required by your job duties. This is a full-time employment position and you will have the usual and customary duties and responsibilities associated with the position of Chief Financial Officer. You shall devote your entire business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. It is understood and agreed that, while you are employed by the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), without the prior written consent of the CEO, provided, however, that you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2. Start Date. Your employment with the Company will begin on or before May 21, 2018. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date.”

3. Salary. During the first year of your employment, the Company will pay you a base salary annualized at the rate of $375,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). Thereafter, the Base Salary will be subject to periodic review and adjustments at the Board’s discretion. You will be reimbursed by the Company

John R. Schroer, CFA

May 14, 2018

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for reasonable business and travel expenses incurred in connection with the performance of your duties as CFO subject to compliance with applicable Company policies pertaining thereto, such as providing documentation for such expenses.

4. Bonus Compensation. Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at thirty (30%) percent of your then Base Salary (the “Target Bonus”); upon an IPO of the Company your Target Bonus will increase to thirty five (35%) percent, in accordance with the Company’s bonus policy. Any bonus for calendar year 2018 will not be prorated based on your start date. The actual bonus is discretionary and will be subject to assessment of your performance, as well as business conditions at the Company as determined by the Board or its compensation committee. Except as provided in section 8 below, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for the prior calendar year before March 15th of the next succeeding calendar year.

Sign-on Bonus/Relocation. To help you relocate from California to Massachusetts, you will be eligible for a sign-on/relocation bonus not to exceed $50,000, including a taxable gross-up on eligible expenses, and up to three (3) months of temporary housing. Typical costs associated with relocation include storage, temporary living, transportation to your final move destination and your household goods move. Corporate relocation can have personal tax implications. Please contact your tax advisor for more information related to the tax implications of your relocation. If you leave the Company within one (1) year of receiving payment of these expenses, you are required to repay the Company for the total of such amounts within one week of your termination date, and any money owed may be deducted from your last paycheck and/or expense report.

The Company shall reimburse up to $5,000 in travel related expenses for you or your immediate family members for travel until September 1, 2018.

5. Equity

(a) Subject to final approval by the Board, receipt of all other required approvals to be secured contemporaneously and your acceptance of this Agreement, you shall be granted 2,316,554 Incentive Stock Options, which equals 1% of the Company’s currently outstanding equity on a fully-diluted basis as of the date hereof, (the “Equity Award”). The Equity Award shall be subject to the terms and conditions set forth in the equity option plan

John R. Schroer, CFA

May 14, 2018

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and the Company’s standard form agreement for the award of Incentive Stock Options (the “Grant Agreement”). The Incentive Stock Options will be issued with a Strike Price determined in accordance with the terms of the equity incentive plan. The Equity Award shall be subject to a four- year vesting schedule in which 25% of the Incentive Stock Options subject to the Equity Award shall vest on the one-year anniversary of the Start Date and the remainder shall vest on a monthly basis over the following 36 months, subject to continued employment. Notwithstanding the above, in the event that the Company terminates your employment without Cause or you resign with Good Reason (both as defined in the Grant Agreement), within 12 months following a Sale of the Company (as defined in the Grant Agreement), you shall immediately vest in all Incentive Stock Options subject to the Equity Award.

(b) The Board may also, in its discretion, award you additional Incentive Stock Options subject to time based and/or performance based vesting. The terms of the equity incentive plan and any associated award agreement (collectively the “Equity Documents”) shall apply to any equity grant. In the event of any conflict between the terms set forth in this Agreement and the terms of the Equity Documents, the terms of the Equity Documents shall control.

6. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion. You will be entitled to four (4) weeks of paid vacation per year, accrued on a pro-rata basis, to be taken at such times as may be approved by the Company. Pursuant to Company policy, a maximum of vacation days may be carried over from year to year.

7. At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. Except as provided in section 8 below, in the event of the ending of your employment for any reason, the Company shall pay you: (i) your base salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

John R. Schroer, CFA

May 14, 2018

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8. Termination Benefits.

(a) Unless Section 8(b) herein is applicable, and in the event that the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, and subject to the requirements of Section 8(c), the Company will provide you with the following “Termination Benefits”:

if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) nine (9) months from the Date of Termination or (ii) the date you and your dependents become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and continuation of your Base Salary for nine (9) months following the Date of Termination.

(b) In the event that the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, within twelve (12) months following a Sale of the Company (as defined below) and subject to the requirements of Section 8(c), the Company will provide you with the following “Termination Benefits”:

if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) twelve (12) months from the Date of Termination or (ii) the date you and your dependents become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and continuation of your Base Salary for twelve (12) months following the Date of Termination.

(c) As a condition of your receipt of the Termination Benefits set forth in either 7(a) or 7(b), you must execute and return to the Company a severance and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”), and such Release must become irrevocable within 60 calendar days after your last day of employment (or such shorter period as may be directed by the Company). Payments will begin in the first pay period beginning after the Release becomes binding, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which your employment ends, payments will not begin before the first payroll period of the subsequent year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary and Bonus Continuation Payment is considered a separate payment.

John R. Schroer, CFA

May 14, 2018

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(d) For the avoidance of doubt, in the event your employment is terminated for any reason other than a termination by the Company without Cause or your resignation for Good Reason you will be entitled to the Accrued Obligations but you will not be entitled to any of the Termination Benefits.

After an IPO of the Company, you shall also receive one times your annual target bonus in the event that Section 8b is applicable.

For purposes of this Agreement,

“Cause” means any a good faith finding by the Company in its sole discretion of : (i) your dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) your gross negligence, willful misconduct, theft, fraud or breach of fiduciary duty to the Company; (iii) your violation of federal or state securities laws; (iv) your material breach of this Offer Letter, the Restrictive Covenant Agreement or any other written agreement between you and the Company; (v) your conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or no lo contendre; or (vi) your continued non-performance of your responsibilities hereunder provided that, if the Board determines that such non-performance is curable, the Board has provided you with notice of such nonperformance and you have been provided with a reasonable opportunity to cure not to exceed thirty (30) days.

“Sale of the Company” shall mean any: (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues equity securities pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the equity ownership of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by both voting power and equity ownership, of (a) the surviving or resulting entity, or (b) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that all capital stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted

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or exchanged in such merger or consolidation on the same terms as the actual outstanding capital stock are converted or exchanged); (ii) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; (iii) any transfer of the Company’s equity securities, or securities exchangeable for or convertible into the Company’s equity securities, if, immediately following the transfer, any one or more persons (other than the Company’s equity holders as of immediately prior to the transfer) own a majority of the equity ownership or otherwise control a majority of the voting power of the Company; or (iv) any transfer of a subsidiary of the Company’s equity securities, or securities exchangeable for or convertible into equity securities of such subsidiary, if, immediately following the transfer, any one or more persons (other than the Company’s equity holders as of immediately prior to the transfer) own a majority of the equity ownership or otherwise control a majority of the voting power of such subsidiary; provided that, where required for compliance with Section 409A, the event described in clauses (i)-(iv) is also a change in control event as set forth in Treas. Reg. Section 1.409A-3(i)(5).

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) failure of the Company to authorize and approve the Equity Award as and when described in Section 5(a) above, (ii) the material diminution in your responsibilities, authority and function; (iii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iv) a material breach of this Agreement or any other written agreement between you and the Company; or (v) a change in the geographic location at which you must regularly report to work and perform services to a location that is more than seventy five (75) miles from Cambridge, Massachusetts, except for required travel on the Company’s business. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following

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such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit B, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

10. Taxes; Section 409A

(a) All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service,

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or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. It is intended that each installment of the severance payments set forth in the Agreement shall be treated as a separate “payment” for purposes of Section 409A. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(c) Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive

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personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute. THE COMPANY AND YOU EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT OR OTHERWISE RELATED TO YOUR EMPLOYMENT WITH THE COMPANY.

11. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization. consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

12. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13. Other Terms. This offer is contingent on the completion of successful background checks and pre-employment drug screening test, as determined by the Company. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as

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necessary. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

TRANSLATE BIO, INC.

By:	/s/ Ronald C. Renaud, Jr.
Name: Ronald C. Renaud, Jr.
Title: Chief Executive Officer
Hereunto Duly Authorized

The foregoing correctly sets forth the terms of my employment by Translate Bio. I am not relying on any representations pertaining to my employment other than those set forth above.

/s/ John R. Schroer

Dated: May 14, 2018

Exhibit A

Form of Release

(copy attached hereto)

[Place on Company Letterhead]

VIA HAND DELIVERY

[Date]

[Insert Employee Name]

[Insert Employee Address]

Dear [Insert Employee Name]:

As we discussed, your employment with Translate Bio (the “Company”) will end effective [Insert Separation Date] (the “Separation Date”). As we also discussed, you will be eligible to receive the severance benefits described in paragraph 1 below if you sign and return this letter agreement to me by [Insert Return Date] and do not revoke your agreement (as described below). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying the Company in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on you entering into this letter agreement, the following will apply regardless of whether or not you timely sign and return this letter agreement:

•	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You will receive on the Separation Date payment for your final wages and any unused vacation time accrued through the Separation Date.

•	You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 9 below. Further, you remain subject to your continuing obligations to the Company as set forth in the Employee, Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement you previously executed for the benefit of the Company, which remain in full force and effect.

•	You must return to the Company on the Separation Date all Company property.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1. Severance Benefits –The Company will provide you with the following severance benefits (the “severance benefits”):

a.	Severance Pay. The Company will pay to you [$$$$], less all applicable taxes and withholdings, as severance pay (an amount equivalent to [number (#) weeks / months] of your current base salary). This severance pay will be paid in installments in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first payroll date following expiration of the Revocation Period.

b.	COBRA Benefits. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is [insert #] months following the Separation Date, and (y) the date on which you obtain alternative coverage (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on your behalf immediately prior to the Separation Date. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative medical and/or dental insurance coverage prior to the date that is [insert #] months following the Separation Date, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph.

2. Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

3. Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on page 1 of this letter agreement, as well as the obligations set forth in the Employee, Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, which survive your separation from employment with the Company.

4. Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

5. Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company. Without limiting the foregoing, you confirm that, within five (5) days following the Separation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by or associated with the Company.

6. Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment, and you have not retained any copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7. Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages [(including overtime)], bonuses, [commissions,] and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

8. Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

9. Scope of Disclosure Restrictions – Nothing in this letter agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10. Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11. Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12. Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13. Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14. Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

15. Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16. Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17. Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

18. Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me at (617) 945-7361.

Very truly yours,

By:

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[Insert Employee Name]	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

Exhibit B

Form of Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

(copy attached hereto)

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

NON-COMPETITION, NON-SOLICIT, CONFIDENTIALITY AND

INVENTION ASSIGNMENT AGREEMENT

Translate Bio MA, Inc.

29 Hartwell Avenue

Lexington, MA 02421

This letter agreement, effective as of May 21, 2018, is to confirm our understanding with respect to (i) your agreement not to compete with Translate Bio MA, Inc., or its parent, subsidiaries or affiliates (the “Company”), (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company, and (iii) your agreement to assign to the Company all of your right, title, and interest in and to all Inventions (as defined in Section 4), (the terms and conditions agreed to in this letter shall hereinafter be referred to as this “Agreement”). In consideration of your employment, or if now employed, the continuation of your employment, the mutual promises and covenants contained in this Agreement, the Company’s reliance on your undertakings as described below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Acknowledgements and Agreements. You recognize and acknowledge the competitive and sometimes proprietary aspects of the business of the Company and further acknowledge and agree:

(a) That the Company has developed, uses and maintains trade secrets1 and other confidential and proprietary information including, without limitation, technical data and specifications, business and financial information, business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, sales prospects, client lists, Inventions (as defined in Section 4), and other scientific, technical, trade or business secrets;

(b) That the Company has taken and shall continue to take all reasonable measures to protect the confidentiality of its trade secrets and other confidential or proprietary information;

[1]	The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under Massachusetts law and shall include, but not be limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production or management information, design, process, procedure, formula, invention or improvement; information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers (and contacts at suppliers and customers); information regarding the skills of other employees of the Company; personnel data, including compensation, obtained pursuant to an employee’s duties and responsibilities, and other confidential and proprietary information and documents.

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

(c) That, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company’s business and that the Company may provide you with unique and specialized training, that such confidential information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information and training could be used by you to compete with the Company;

(d) That, during the course of your performing services for the Company, you will be exposed to certain processes, ideas, techniques, training, individuals, and/or opportunities, and that, this exposure may lead to the creation of one or more Inventions by you or by you and others. Such Inventions have been or will be developed through the expenditure by the Company of substantial time, effort and money; and

(e) That the Company is relying upon your agreement and adherence to the terms and conditions contained in this Agreement in employing, or continuing to employ, you with the Company and in providing you with access and exposure to the aforesaid information, individuals, resources and opportunities.

2. Prohibited Competition.

(a) Acknowledgement and Agreement. You acknowledge and agree that a business will be deemed competitive with the Company if the business is developing or performs any of the Services (as defined below), or is developing or manufactures or sells any of the Products (as defined below) provided or offered by the Company. As used in this Section 2(a), “Services” means the research, development and/or commercialization of the same or substantially the same RNA-based therapeutics under active research, development or commercialization at the Company during the Term (as defined below), and “Products” means the same or substantially the same RNA-based therapeutics under active research, development or commercialization at the Company during the Term (as defined below).

(b) Covenants Not to Compete. During the term of your employment and any additional period in which you perform services for or at the request of the Company (the “Term”) and following the expiration or termination of the Term, for the period set forth below, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

(i) for twelve (12) months, for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be employed by, or otherwise associate in any manner with, engage in or have a significant financial interest in any business which is competitive with the business of the Company, except that nothing contained herein shall preclude you from (A) being employed by any such competitive business provided, that, your employment does not involve, directly or indirectly, the performance of any Services or any activities connected, directly or indirectly, to Products and/or (B) purchasing or owning securities of any such business if

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

such securities are publicly traded, and provided that your holdings do not exceed two (2%) percent of the issued and outstanding securities of any class of securities of such business; or

(ii) for twelve (12) months, either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers, or patrons of the Company, or any prospective customers or patrons,

(iii) for twelve (12) months, either individually or on behalf of or through any third party, directly or indirectly, solicit or attempt to solicit any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

(c) Notice Obligation. You agree that during your employment and for the twelve (12) month period thereafter, you will give notice to the Company of each new business activity you plan to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of your business relationship or position with the Entity. You further agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine your continued compliance with your obligations under this Agreement. You agree to provide a copy of this Agreement to any Entity with whom you seek to be hired or do business before accepting employment or engagement with any such Entity.

(d) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 2 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this Section 2 is reasonable, legitimate and fair to you in light of the Company’s need to market its services and develop, market and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

3. Protected Information. You shall at all times, both during and after any termination of this Agreement by either you or the Company, maintain in confidence and shall not, except as permitted by Section 11 below, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and is not generally available to the public, including but not limited to information and facts concerning business plans,

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, Inventions, or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company or of any third party provided to the Company during the Term (“Protected Information”). In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such Protected Information, in regard to any such Protected Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, you will promptly notify the President of the Company.

4. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae (all of the foregoing being hereinafter referred to as “Inventions”) which may be used in, and is related to the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during the Term, alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company, and that you shall not publish any of the Inventions without the prior written consent of the Company. You hereby assign, and to the extent cannot presently assign, shall assign, to the Company all of your right, title and interest in and to all Inventions.

(b) Cooperation. You agree that, any time during or after the Term, you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect or protect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Invention, to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection, provided that the Company will bear the expense of such proceedings (including payment to you of fair compensation for your time if after the term of your employment), and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you. You further agree that, any time during or after the Term, you will fully cooperate with the reasonable requests of the Company in connection with the enforcement of any patent or other legal right relating to the Inventions, provided that the Company pays for all expenses in connection therewith (including fair compensation for your time if after the term of your employment).

(c) Power of Attorney. If the Company is unable, after reasonable effort, to secure your signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to the Inventions, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by you.

5. Disclosure to Future Employers. You agree that the Company may provide in its discretion, a copy of the covenants contained in Sections 1, 2, 3 and 4 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

6. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

7. No Conflicting Agreements. You hereby represent and warrant that (a) you have no commitments or obligations inconsistent with this Agreement, (b) your performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company and (c) you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. You acknowledge that the Company is basing important business decisions on these representations, and affirm that your representations made in this section of the Agreement are true.

8. Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Agreement shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

9. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, you will devote your full-time efforts to the Company’s business and you will not engage in any other business activity that conflicts with your duties to the Company. You will advise the President of the Company or his or her nominee at such time as any activity of either the Company or another business presents you with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. You will take whatever reasonable action is requested of you by the Company to resolve any conflict or appearance of conflict which it finds to exist.

10. Documents and Other Materials. You will keep and maintain adequate and current records of all Inventions and Protected Information developed by you during the Term, which records will be available to and remain the sole property of the Company at all times.

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Protected Information, whether created by you or others, which come into your custody or possession, are the exclusive property of the Company to be used by you solely in the performance of your duties for the Company, except as otherwise permitted by Section 11. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of your employment for any reason, you will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Protected Information, and other materials of any nature pertaining to the Protected Information of the Company and to your work, and will not take or keep in your possession any of the foregoing or any copies.

11. Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

12. United States Government Obligations. You acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions which are made known to you and to take all action necessary to discharge the obligations of the Company under such agreements.

13. No Employment Obligation. You understand that this Agreement does not create an obligation on the Company or any other person to continue your employment. You acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, your employment with the Company is at will and therefore may be terminated by the Company or you at any time and for any reason.

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

14. General.

(a) Agreement Enforceable If You Are Transferred. You acknowledge and agree that, if you should transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned to functions other than your present functions, all terms of this Agreement shall continue to apply with full force.

(b) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(c) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the Company:

CEO

Translate Bio MA, Inc.

200 Sidney Street, Suite 310

Cambridge, MA 02139

If to you:

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you.

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

(e) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. BOTH YOU AND THE COMPANY EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

(g) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9(c) hereof.

(h) Injunctive Relief. You acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 2, 3, or 4 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief, without having to post a bond, by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 2, 3 or 4 of this Agreement, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

(i) No Waiver of Rights, Powers and Remedies; Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(j) Counterparts/Seal. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It is executed and shall operate and be given effect as an instrument signed under seal.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(l) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(m) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof as of the effective date herein. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

By signing this Agreement, you are acknowledging that you have had adequate opportunity to review this Agreement, to reflect upon and consider the terms and conditions of this Agreement and how they may affect you, that you fully understand this Agreement’s terms, and that you are agreeing voluntarily to its terms.

200 Sidney Street, Suite 310 Cambridge, MA 02139 P (617) 945 7361

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

Translate Bio MA, Inc.

By:

Paul Burgess

General Counsel

Date:

Accepted and Approved

By:

Name (Print):

Date: